                                                   Exhibit 99.1

Ocean Power Technologies Announces Election of New Director

Pennington, NJ – May 12, 2015 -- Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”), a leading wave energy technology company, announced today that Robert J. Burger was elected to the Company’s Board of Directors effective May 8, 2015.

Most recently, Mr. Burger was President and CEO of MAN Diesel & Turbo North America Inc., a German manufacturer and the world’s leading provider of large diesel engines for use in ships and power stations. Prior to that, he was President of the Service Americas business of LM Wind Power. Mr. Burger began his corporate career in the energy division of General Electric after serving as an officer in the U.S. Navy. Mr. Burger holds Master’s and Doctorate degrees in Mechanical Engineering from the Naval Postgraduate School in Monterey, California and is a graduate of the U.S. Naval Academy, with a Bachelor’s Degree in Ocean Engineering.

Terence J. Cryan, Chairman of the Board of OPT, commented, “Mr. Burger has a broad range of executive experience in both the alternative and traditional energy industries, and we are pleased that he agreed to join our Board of Directors. We are confident that Mr. Burger's significant managerial, commercial and technical experience will provide additional insight and perspective to Ocean Power Technologies. We are excited that he is bringing his strong experience in the marine and power generation sales and service industries to help us execute our strategy and accelerate the commercialization of our unique technology.”

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT's proprietary PowerBuoy® technology is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in advanced autonomous (not grid connected), cost-effective, and environmentally sound ocean wave based power generation and management technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CONTACT: Company:

         Mark A. Featherstone

         Chief Financial Officer

         Ocean Power Technologies, Inc.

         Phone: (609) 730-0400

         Investor Relations:

         Shawn Severson

         The Blueshirt Group

         Phone: (415) 489-2198

         E-mail: shawn@blueshirtgroup.com